Exhibit 99.1

Press Release

September 30, 2019

Positive Physicians Holdings, Inc. Grants Stock Options to Chief Executive Officer

Berwyn, PA,  September 30, 2019 /PRNewswire/ - - On September 27, 2019, Positive Physicians Holdings, Inc. (Nasdaq: PPHI) (the “Company”) granted options to purchase 216,930 shares of its common stock to Lewis S. Sharps, M.D., President and Chief Executive Officer of the Company.  The options were granted in accordance with the Employment Agreement dated March 27, 2019, among the Company, Positive Physicians Insurance Company, and Dr. Sharps.  The grant of the options was approved by the Board of Directors of the Company, the Compensation Committee of the Board of Directors, and the holders of a majority of the outstanding shares of common stock of the Company.  The options have an exercise price of $12.01 per share, subject to adjustment upon the occurrence of certain events.  One-half of the options (108,465 shares) vest monthly over the three and one-half year period after the date the options were granted.   The other half of the options (108,465 shares) vest upon the achievement of certain milestones by the Company.

About Positive Physicians Holdings, Inc.

The Company is the holding company for Positive Physicians Insurance Company, a Pennsylvania a insurance company (“PPIC”). With headquarters in Berwyn, Pennsylvania, PPIC provides professional liability insurance primarily for physicians, physician groups, and allied healthcare providers such as physician assistants and certified nurse practitioners who are licensed to practice in Pennsylvania, Delaware, Maryland, New Jersey, Ohio, South Carolina and Michigan.  The Company’s common stock is listed on NASDAQ and trades under the symbol “PPHI.”

For further information, please contact:

Company Contact:

Daniel Payne, Chief Financial Officer

Tel: (706) 232-9591 x12

daniel.payne@diversusinc.com

Statements made in this news release that are not historical facts are forward-looking information.  Actual results may differ materially from those projected in any forward-looking information.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information.